Exhibit (k)(6)

EXECUTION COPY

AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT
(VFCC Transaction with Ares Capital CP Funding LLC)

THIS AMENDMENT NO. 1 TO THE PURCHASE AND SALE AGREEMENT, dated as of May 7, 2009 (this “Amendment”), is entered into in connection with that certain Purchase and Sale Agreement, dated as of November 3, 2004 (as amended, modified, waived, supplemented or restated through the date hereof, the “Purchase and Sale Agreement”), by and between Ares Capital CP Funding LLC, as the buyer (together with its successors and assigns in such capacity, the “Buyer”), and Ares Capital Corporation, as the seller (together with its successors and assigns in such capacity, the “Seller”).  Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase and Sale Agreement or, if not defined therein, in that certain Sale and Servicing Agreement, dated as of November 3, 2004 (as amended, modified, waived, supplemented or restated through the date hereof, the “Sale and Servicing Agreement”), by and among Ares Capital CP Funding LLC, as the borrower (together with its successors and assigns in such capacity, the “Borrower”), Ares Capital Corporation, as the originator (together with its successors and assigns in such capacity, the “Originator”) and as the servicer (together with its successors and assigns in such capacity, the “Servicer”), each of the Conduit Purchasers and Institutional Purchasers from time to time party thereto, each of the Purchaser Agents from time to time party thereto, Wachovia Capital Markets, LLC, as the Administrative Agent (together with its successors and assigns in such capacity, the “Administrative Agent”) and as the Purchaser Agent with respect to Variable Funding Capital Company LLC (f/k/a Variable Funding Capital Corporation), as Conduit Purchaser (together with its successors and assigns in such capacity, the “VFCC Agent”), U.S. Bank National Association, as the trustee (together with its successors and assigns in such capacities, the “Trustee”), and Lyon Financial Services, Inc. (d/b/a U.S. Bank Portfolio Services) as the backup servicer (together with its successors and assigns in such capacity, the “Backup Servicer”).

R E C I T A L S

WHEREAS, the above-named parties have entered into the Purchase and Sale Agreement, and, pursuant to and in accordance with Section 10.1 thereof, the parties hereto desire to amend the Purchase and Sale Agreement, in certain respects as provided herein;

NOW, THEREFORE, based upon the above Recital, the mutual premises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

SECTION 1.   AMENDMENTS.

(a)        The following definitions in Section 1.1 of the Purchase and Sale Agreement are hereby amended and restated in their entirety as follows:

““Purchase Date”:  Each Business Day on which any Purchased Collateral or Contributed Collateral is acquired by the Buyer pursuant to the terms of this Agreement,

including any Substitution Date and Pledge Date, as set forth in the related Loan Assignment.”

““Substitution Date”:  Defined in Section 6.2.”

(b)        The opening paragraph of Section 2.1(a) of the Purchase and Sale Agreement is hereby amended and restated in its entirety as follows:

“(a)      On the terms and subject to the conditions set forth in this Agreement (including the conditions to Purchase set forth in Article III), on each Purchase Date, (x) with respect to items of Collateral conveyed by the Seller hereunder, the Seller hereby sells, contributes, transfers, assigns, sets over and otherwise conveys to the Buyer, and the Buyer hereby Purchases and takes from the Seller all right, title and interest (whether now owned or hereafter acquired or arising and wherever located) of the Seller, and (y) in all other cases, with respect to items of Collateral purchased by the Buyer hereunder (collectively, the “Purchased Collateral”) or contributed to the Buyer hereunder (collectively, the “Contributed Collateral”), the Buyer hereby purchases or takes all right, title and interest (whether now owned or hereafter acquired or arising and wherever located), in each case in the property identified in clauses (i) - (iii) below and all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions, and other property consisting of, arising out of, or related to any of the following, property, whether now owned or existing or hereafter created, arising or acquired and wherever located (in each case excluding the Retained Interest and the Excluded Amounts):”

(c)        Section 2.1(a) of the Purchase and Sale Agreement is hereby amended by inserting the following paragraph at the end of the section:

“Notwithstanding anything contained in this Section 2.1 or elsewhere in this Agreement to the contrary, upon and after the Thirteenth Amendment Effective Date, the Buyer shall not acquire any Purchased Collateral.”

(d)        The second-to-last paragraph of Section 2.1(a) of the Purchase and Sale Agreement (after giving effect to this Amendment) is hereby amended by deleting all references to the word “Asset” and replacing it with the word “Loan”.

(e)        Section 2.1(f) of the Purchase and Sale Agreement is hereby amended by deleting reference to “Existing Loans” and replacing it with the word “Loans”.

(f)         Section 4.2(a) of the Purchase and Sale Agreement is hereby amended by deleting reference to “Additional Loans” and replacing it with the word “Loans”.

(g)        Section 6.2 of the Purchase and Sale Agreement is hereby amended and restated in its entirety as follows:

“Section 6.2.   Substitution of Loans.

On any day the Seller may, subject to the conditions set forth in this Section 6.2 and subject to the other restrictions contained herein, and subject to the prior written approval of the Administrative Agent (in its sole discretion), replace any Loan previously acquired by the Buyer hereunder with one or more Eligible Loans (each, a “Substitute Loan”); provided that, no such replacement shall occur unless each of the following conditions is satisfied as of the date of such replacement and substitution:

(a)        the Seller has recommended to the Buyer (with a copy to the Trustee) in writing that the Loan to be replaced should be replaced (each, a “Replaced Loan”);

(b)        each Substitute Loan is an Eligible Loan on the date of substitution;

(c)        after giving effect to any such substitution, the Advances Outstanding shall not exceed the Maximum Availability;

(d)        the sum of the Outstanding Loan Balances of such Substitute Loans shall be equal to or greater than the sum of the Outstanding Loan Balances of the Replaced Loans;

(e)        [Reserved];

(f)         all representations and warranties of the Seller contained in Sections 4.1 and 4.2 shall be true and correct as of the date of substitution of any such Substitute Loan;

(g)        the substitution of any Substitute Loan does not cause a Termination Event or Unmatured Termination Event to occur;

(h)        the sum of (1) the Outstanding Loan Balances of all Loans that are Substitute Loans plus (2) the Outstanding Loan Balances of all Loans that have been sold pursuant to Discretionary Sales, in each case excluding Warranty Loans, shall not exceed 20% of the Facility Amount as of the Thirteenth Amendment Effective Date for any month during the 12-month period immediately preceding such date of determination (or such lesser number of months as shall have elapsed as of such date);

(i)         the sum of the Outstanding Loan Balances of all Substitute Loans substituted for Delinquent Loans and Charged-Off Loans shall not exceed 10% of the Facility Amount as of the Thirteenth Amendment Effective Date for any month during the 12-month period immediately preceding such date of determination (or such lesser number of months as shall have elapsed as of such date);

(j)         the Seller shall deliver to the Buyer on the date of such substitution a certificate of a Responsible Officer certifying that each of the foregoing is true and correct as of such date;

(k)        each Loan that is replaced pursuant to the terms of this Section 6.2 shall be substituted only with another Loan that meets the foregoing conditions; and

(l)         no selection procedure adverse to the interests of the Administrative Agent, the Purchaser Agents or the Secured Parties was utilized by the Seller in the selection of the Loan to be replaced or the Substitute Loan.

In addition, in connection with such substitution, the Trustee shall deliver or cause to be delivered to the Trustee the related Required Loan Documents.  On the date any such substitution is completed (the “Substitution Date”), the Buyer shall, automatically and without further action, release and shall transfer to the Seller, free and clear of any Lien created pursuant to this Agreement, all of the right, title and interest of the Buyer in, to and under such Replaced Loan, and the Buyer shall be deemed to represent and warrant that it has the company authority and has taken all necessary company action to accomplish such transfer, but without any other representation and warranty, express or implied.  Notwithstanding any provision contained in this Section 6.2 to the contrary, the Buyer shall not, and the Seller agrees not to cause the Buyer to, transfer any such Replaced Loan that is not a Warranty Loan to the Seller except: (i)(1) at the then-current fair market value determined by the Buyer employing a valuation procedure substantially similar to one that it would employ in a similar sale to an independent third party and substantially consistent with the value of such Replaced Loan as determined in the most recent periodic portfolio review conducted by the Buyer, but taking into account relevant market or other changes affecting the value of such Replaced Loan since such periodic portfolio review, and (2) with the consent of the independent director of the Buyer; or (ii) as a distribution to the Seller to the extent such Replaced Loan was initially contributed by the Seller to the Buyer.”

(h)        The opening paragraph of Section 9.1 of the Purchase and Sale Agreement is hereby amended by deleting reference to the phrase “Purchased Assets” and replacing it with the phrase “Purchased Collateral and Contributed Collateral”.

(i)         Annex A of the Purchase and Sale Agreement, attached hereto as Exhibit 1, is hereby amended and restated in its entirety and incorporated into the Purchase and Sale Agreement.

(j)         The “Account Name” listed on Schedule II of the Purchase and Sale Agreement is hereby amended by deleting reference to “U.S. Bank National Association as Account Custodian on behalf of the parties designated in the Intercreditor and Concentration Account Administration Agreement dated November 3, 2004, as their interests may appear” and replacing it with “U.S. Bank National Association as Account Custodian on behalf of the parties designated in the Amended and Restated Intercreditor and Concentration Account Administration Agreement dated December 28, 2005, as their interests may appear”.

(k)        The first numerical paragraph of Exhibit A of the Purchase and Sale Agreement is hereby amended and restated in its entirety as follows:

“1.        We refer to the Purchase and Sale Agreement, dated as of November 3, 2004 (such agreement as amended, modified, supplemented or restated from time to time, the “Agreement”), by and between the Seller and the Buyer.”

(l)         The fifth numerical paragraph of Exhibit A of the Purchase and Sale Agreement is hereby amended by deleting reference to the word “or” and replacing it with the word “on”.

SECTION 2.   SECURITY INTEREST.

(a)        It is the intention of the parties hereto that the conveyance of all right, title and interest in and to the Contributed Collateral as provided in this Amendment and in Section 2.1 of the Purchase and Sale Agreement shall constitute an absolute transfer and contribution conveying good title, free and clear of any Lien (other than Permitted Liens) and that the Contributed Collateral shall not be part of the Seller’s bankruptcy estate in the event of an Insolvency Event with respect to the Seller.  Furthermore, it is not intended that such conveyance be deemed a pledge of the Loans and the other Contributed Collateral to the Buyer to secure a debt or other obligation of the Seller.  If, however, notwithstanding the intention of the parties, the conveyance provided for in this Amendment and in Section 2.1 of the Purchase and Sale Agreement is determined to be a transfer for security, then this Amendment and the Purchase and Sale Agreement shall also be deemed to be, and hereby is, a “security agreement” within the meaning of Article 9 of the UCC and the Seller hereby grants as of the Thirteenth Amendment Effective Date to the Buyer a duly perfected, first priority “security interest” within the meaning of Article 9 of the UCC in all right, title and interest in, to and under the Contributed Collateral, now existing and hereafter created, to secure the prompt and complete payment of a loan deemed to have been made together with all of the other obligations of the Seller hereunder and thereunder.  The Buyer shall have, in addition to the rights and remedies which it may have under this Amendment and the Purchase and Sale Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

(b)        Notwithstanding the grant of the security interest in Section 2(a) above, it is not the intent of the parties hereto that this Amendment terminate, renew, change or modify the security interest that was granted with respect to the Purchased Collateral and the Contributed Collateral under the Purchase and Sale Agreement as of the Closing Date, and the parties hereto hereby affirm that the security interest granted with respect to the Purchased Collateral and the Contributed Collateral under the Purchase and Sale Agreement as of the Closing Date remains in full force and effect. It is the intent of the parties hereto that all obligations are secured by the Purchased Collateral and the Contributed Collateral pursuant to the grants of the security interest in both Section 2(a) above and in the Purchase and Sale Agreement.

(c)        If, notwithstanding the intention of the parties, the conveyance provided for in this Amendment and in Section 2.1 of the Purchase and Sale Agreement is determined to be neither an absolute transfer and contribution conveying good title, free and clear of any Lien (other than Permitted Liens) nor a transfer for security, then this Amendment and the Purchase and Sale Agreement shall be deemed to be, and hereby is, a pledge of the Loans and the other Contributed Collateral to the Buyer, and the obligation to contribute such Loans and the other Contributed Collateral shall become an absolute obligation of the Seller.  The Buyer shall have, in addition to the rights and remedies which it may have under this Amendment and the Purchase and Sale Agreement, all other rights and remedies provided to a secured creditor under the UCC and other Applicable Law, which rights and remedies shall be cumulative.

SECTION 3.   WAIVER.

Solely with respect to the requirement that the Buyer provide not less than ten Business Days prior written notice of this Amendment to the Administrative Agent, the Trustee and each Purchaser Agent, each of the Administrative Agent, the Trustee and each Purchaser Agent hereby agree to a waiver of receipt of such notice as set forth in Section 10.1 of the Purchase and Sale Agreement.

SECTION 4.   CONSENT.

(a)        Pursuant to Section 5.2(j) of the Purchase and Sale Agreement, the Administrative Agent and each Purchaser Agent hereby consent to the amendment to the operating agreement of the Buyer as set forth on Exhibit 2 hereto.

(b)        The Administrative Agent and each Purchaser Agent hereby consent, direct and authorize the Trustee to enter into this Amendment.

SECTION 5.   Agreement in Full Force and Effect as AMENDED.

Except as specifically amended hereby, all provisions of the Purchase and Sale Agreement are hereby ratified and shall remain in full force and effect.  After this Amendment becomes effective, all references to the Purchase and Sale Agreement, and corresponding references thereto or therein such as “hereof,” “herein,” or words of similar effect referring to the Purchase and Sale Agreement shall be deemed to mean the Purchase and Sale Agreement as amended hereby.  This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Purchase and Sale Agreement other than as expressly set forth herein, and shall not constitute a novation of the Purchase and Sale Agreement.

SECTION 6.   Representations.

(a)        Each of the Buyer and Seller, severally for itself only, represents and warrants as of the date of this Amendment as follows:

(i)         it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

(ii)        the execution, delivery and performance by it of this Amendment and the Purchase and Sale Agreement as amended hereby are within its powers, have been duly authorized, and do not contravene (A) its charter, by-laws, or other organizational documents, or (B) any Applicable Law;

(iii)       no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment and the Purchase and Sale Agreement as amended hereby by or against it;

(iv)       this Amendment has been duly executed and delivered by it;

(v)        each of this Amendment and the Purchase and Sale Agreement as amended hereby constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity;

(vi)       it is not in default under the Purchase and Sale Agreement, as amended hereby; and

(vii)      upon giving effect to this Amendment, there is no Purchase Termination Event.

(b)        Each of the Buyer and Seller, severally for itself only, represents and warrants as of the date of this Amendment that there are no court or administrative orders, writs, judgments or decrees specifically directed to either of the Buyer and the Seller that are material to the financial condition or results of operations of either of the Buyer and the Seller.

(c)        Each of the Buyer and Seller, severally for itself only, represents and warrants as of the date of this Amendment that, to its respective knowledge, there are no legal or governmental proceedings pending or threatened (i) asserting the invalidity of any of this Amendment, the Purchase and Sale Agreement, Amendment No. 13 to Sale and Servicing Agreement dated as of the date hereof, the Sale and Servicing Agreement and the Third Amended, Restated and Substituted Variable Funding Certificate dated as of the date hereof (collectively, the “Operative Documents”), (ii) seeking to prevent the consummation by either the Buyer or the Seller of any of the transactions contemplated by the Operative Documents or (iii) which might materially and adversely affect the performance by either the Buyer or the Seller of its respective obligations under the Operative Documents.

SECTION 7.   Conditions to Effectiveness.

The effectiveness of this Amendment is conditioned upon: (i) payment of the outstanding fees and disbursements of the Purchasers; (ii) payment of the outstanding fees and disbursements of Dechert LLP, as counsel to the Administrative Agent and the Purchasers; (iii) delivery of executed signature pages by all parties hereto to the Administrative Agent; and (iv) delivery of favorable opinions of counsel for the Originator, the Borrower and the Servicer in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 8.   Miscellaneous.

(a)        Without in any way limiting any other obligation hereunder or under the Transaction Documents, the Borrower agrees to provide, from time to time, any additional documentation and to execute additional acknowledgements, amendments, instruments or other agreements as may be reasonably requested and required by the Administrative Agent to effectuate the foregoing.

(b)        This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which together shall constitute one and the same agreement.

(c)        The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

(d)        This Amendment may not be amended or otherwise modified except as provided in the Purchase and Sale Agreement.

(e)        The failure or unenforceability of any provision hereof shall not affect the other provisions of this Amendment or the Purchase and Sale Agreement.

(f)         Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

(g)        This Amendment and the Purchase and Sale Agreement represent the final agreement between the parties only with respect to the subject matter expressly covered hereby and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties.  There are no unwritten oral agreements between the parties.

(h)        THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE PURCHASE AND SALE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS SET FORTH IN THE PURCHASE AND SALE AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE BUYER:	ARES CAPITAL CP FUNDING LLC

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

THE SELLER:	ARES CAPITAL CORPORATION

	By:	/s/ Richard S. Davis
Name: Richard S. Davis
Title: Chief Financial Officer

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

CONSENTED TO BY:

CONDUIT PURCHASER:	VARIABLE FUNDING CAPITAL COMPANY LLC (f/k/a Variable Funding Capital Corporation)

	By:	Wachovia Capital Markets, LLC, as attorney-in-fact

	By:	/s/ Hoajin Wu
Name: Hoajin Wu
Title: Vice President

THE ADMINISTRATIVE AGENT AND THE VFCC AGENT:	WACHOVIA CAPITAL MARKETS, LLC
	By:	/s/ Kevin Sunday
Name: Kevin Sunday
Title: Director

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

CONSENTED TO BY:

THE TRUSTEE:	U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

	By:	/s/ John T. Edwards
Name: John T. Edwards
Title: Assistant Vice President